UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 30, 2021
Romeo Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38795	83-2289787
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4380 Ayers Avenue Vernon, CA 90058	90058
(Address of principal executive offices)	(Zip Code)
(833) 467-2237
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	RMO	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2021 (the “Effective Date”), the Compensation Committee of the Board of Directors of Romeo Power, Inc. (the “Company”) approved the Romeo Power, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”), effective as of the Effective Date. The Severance Plan provides severance protections to certain individuals employed by the Company, in the event that their employment is terminated under the circumstances described in the Severance Plan.

Severance benefits are payable under the Severance Plan to each current and future participant in the event of a termination of the participant’s employment (i) by the participant for good reason, (ii) by the Company or one of its affiliates (or any successor to the Company or one of its affiliates) without cause, (iii) due to the participant’s death, or (iv) by the Company or one of its affiliates (or any successor to the Company or one of its affiliates) due to the participant’s disability (each, a “Covered Termination” and together, “Covered Terminations”). Assuming that an eligible individual elects to participate in the Severance Plan, the benefits provided pursuant to the Severance Plan supersede any pre-existing severance benefits to which the individual was previously entitled, including those provided pursuant to an employment agreement with the Company. Each of the Company’s executive officers, including its Chief Executive Officer and Chief Financial Officer, is eligible to participate in the Severance Plan, at his or her election. The Company’s Chief Accounting Officer is also eligible to participate in the Severance Plan, at her election.

The Severance Plan provides for different severance benefits depending on whether a Covered Termination occurs during the period commencing on the date that is three (3) months prior to a change in control and ending on the date that is twelve (12) months following a change in control (the “CIC Period”). If a Covered Termination occurs other than during the CIC Period, in addition to any accrued and unpaid salary and benefits, the participant will be eligible to receive (i) continued payment of base salary during the “Severance Period” (12 months for the Company’s Chief Executive Officer (the “CEO participant”) and other participants who are executive officers, and 6 months for participants who are not executive officers), (ii) reimbursement of premium payments for continuation coverage under the Company’s health plan (less the employee portion of such coverage as in effect on the date of the participant’s termination of employment) during the Severance Period, and (iii) for the CEO participant only, the greater of (a) the projected amount of the CEO participant’s annual bonus for the fiscal year in which the termination occurred, or (b) the CEO participant’s target bonus amount for such fiscal year. If a participant’s employment is terminated outside of the CIC Period other than as a result of a Covered Termination, the participant will not be entitled to any compensation or benefits under the Severance Plan, other than any accrued and unpaid salary and benefits.

If a Covered Termination occurs during the CIC Period, in addition to any accrued and unpaid salary and benefits, the participant will be eligible to receive (i) a lump sum amount equal to the participant’s base salary for the “CIC Severance Period” (18 months for the CEO participant and 12 months for other participants), (ii) a lump sum amount equal to the greater of (a) the projected amount of the participant’s annual bonus for the fiscal year in which the termination occurred, or (b) the participant’s target bonus amount for such fiscal year, (iii) full acceleration of vesting of the participant’s outstanding equity awards (and if vesting is based on the satisfaction of performance objectives, such objectives shall be deemed satisfied at the greater of actual performance measured as of the date of termination or 100% of target), and (iv) reimbursement of premium payments for continuation coverage under the Company’s health plan (less the employee portion of such coverage as in effect on the date of the participant’s termination of employment) during the CIC Severance Period. If a participant’s employment is terminated during the CIC Period other than as a result of a Covered Termination, the participant will not be entitled to any compensation or benefits under the Severance Plan, other than any accrued and unpaid salary and benefits.

All Severance Plan benefits, other than accrued and unpaid salary and benefits, are contingent on the participant signing and not revoking a release of claims in the form prescribed by the Company.
The foregoing summary of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Plan, which is filed herewith as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

10.1	Romeo Power, Inc. Executive Severance and Change in Control Plan, effective August 30, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROMEO POWER, INC.

Date:	September 3, 2021	By:	/s/ Matthew Sant
		Name:	Matthew Sant
		Title:	General Counsel and Secretary